CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 14, 2006, relating to the financial statements and financial highlights which appear in the October 31, 2006 Annual Report to Shareholders of Dreyfus S&P 500 Index Fund, Dreyfus Smallcap Stock Index Fund and Dreyfus International Stock Index Fund (each a separate series of Dreyfus Index Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firms" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York February 26, 2007